Exhibit 99.1

MetaWorks Closes Transaction; Company Acquires the Assets of ChatGPT AI-Powered Avatar Metaverse Platform, UtopiaVR

Fairfield, CA. July 6, 2023 – MetaWorks Platforms, Inc. (“MetaWorks’’ or the “Company”), (CSE: MWRK and OTCQB: MWRK), an award-winning Web3 company that owns and operates platforms in the entertainment & technology space, is pleased to announce that it has closed the acquisition of the Metaverse platform and AI Avatar assets of Apex VR Holdings, Inc., the parent company of the UtopiaVR.com Metaverse Platform. MetaWorks has filed a Form 8-K with the Securities and Exchange Commission relating to the agreement.

The acquisition marks a significant milestone for MetaWorks as it strengthens its position in the rapidly evolving Web3 space. Under the terms of the agreement, MetaWorks has acquired the assets of UtopiaVR, including its Web3 business metaverse platform, Chat GPT-powered AI avatar technology, and domain portfolio, including UtopiaVR.com. This acquisition also includes a patent-pending IP technology relating to metaverse haptics that will hold potential for future development and licensing opportunities.

Consideration for the acquisition of the assets included: (i) the issuance of 7,000,000 shares of common stock of the Company (each, a “Share”); (ii) the issuance of a convertible promissory note in the principal amount of US$700,000, which note matures on July 5, 2024 and is convertible into Shares after the date that is six (6) months after the date of issuance at a conversion price of US$0.10 per Share; and (iii) the issuance of a convertible promissory note in the principal amount of US$154,250, which matures on July 5, 2024 and is convertible into Shares after the date that is six (6) months after the date of issuance at a conversion price of US$0.10 per Share.

None of the securities proposed to be issued in connection with the Acquisition will be registered under the United States Securities Act of 1933, as amended, and no such securities may be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. This news release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About MetaWorks Platforms, Inc.

MetaWorks Platforms, Inc. (CSE: MWRK and OTCQB: MWRK) is an award-winning Web3 company that owns and operates blockchain platforms in the entertainment technology space that empower Fortune 5000 brands to create and monetize content for their communities, empowering their transition to Web3. MetaWorks Platforms owns and operates movie distribution platforms Vuele.io and MusicFX.io, its fan engagement platform that creates deeper connections between fans and artists using Web3 technologies.

For more information on MetaWorks, please visit us at www.metaworksplatforms.io. For additional investor info, visit www.metaworksplatforms.io or www.sedar.com, and www.sec.gov, searching MWRK.

Media Contact

Arian Hopkins

arian.hopkins@metaworksplatforms.io

Company Contact

Scott Gallagher, President

scott@metaworksplatforms.io